Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:   John Hulbert, Investors, (612) 761-6627

Erin Conroy, Media, (612) 761-5928

Target Media Hotline, (612) 696-3400

Target Corporation Announces Tender Offers for Any and All of Certain Outstanding Debt Securities

MINNEAPOLIS (October 16, 2017) — Target Corporation (“Target”) (NYSE:TGT) today announced that it has commenced tender offers to purchase for cash any and all of its debt securities listed in the tables below (collectively, the “Notes” and each a “series” of Notes).

Any and All of the Outstanding Securities Listed Below (the “Notes”)
Title of Security	CUSIP Number	Principal Amount Outstanding	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Bloomberg Reference Page	Hypothetical Total Consideration(1)
7.000% Notes due 2038	87612EAU0	$659,818,000	+85 bps	3.000% due May 15, 2047	FIT1	$1,475.24
6.500% Notes due 2037	87612EAR7	$580,611,000	+85 bps	3.000% due May 15, 2047	FIT1	$1,400.85
6.35% Debentures due 2032	87612EAK2	$502,557,000	+120 bps	2.250% due August 15, 2027	FIT1	$1,334.52
7.00% Debentures due 2031	87612EAF3	$218,332,000	+115 bps	2.250% due August 15, 2027	FIT1	$1,389.13
6.65% Debentures due 2028	239753DL7	$115,827,000	+105 bps	2.250% due August 15, 2027	FIT1	$1,299.13
6.75% Debentures due 2028	239753DJ2	$135,479,000	+105 bps	2.250% due August 15, 2027	FIT1	$1,294.09

(1)          The hypothetical Total Consideration (per $1,000 principal amount) for Notes validly tendered at or prior to the Expiration Date (as defined below) and accepted for purchase is calculated using the fixed spread for each series of Notes set forth in the table above.

The tender offers consist of six separate offers to purchase any and all of each series of Notes listed in the table above (each a “Tender Offer”, and collectively, the “Tender Offers”) on the terms set forth in the offer to purchase, the related letter of transmittal and, to the extent applicable, the related notice of guaranteed delivery, each dated October 16, 2017 (as they may be amended or supplemented, the “Offer Documents”). Target refers investors to the Offer Documents for the complete terms of the Tender Offers. See “Information Relating to the Tender Offers” below for instructions on obtaining copies of the Offer Documents.

Target Corporation Announces Tender Offers for
Any and All of Certain Outstanding Debt Securities – Page 2 of 4

The Tender Offers will expire at 5:00 p.m., New York City time, on October 20, 2017, unless extended or earlier terminated (such time and date, as it may be extended with respect to a series, the “Expiration Date”). Holders of Notes must validly tender and not validly withdraw their Notes at or prior to the Expiration Date to be eligible to receive the Total Consideration.

Notes may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, on October 20, 2017, unless such date and time is extended or earlier terminated by Target with respect to a series, but not thereafter.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers will be determined in the manner described in the Offer Documents by reference to a fixed spread specified for each series plus the yield based on the bid-side price of the U.S. Treasury Security specified in the tables on the first page at 2:00 p.m., New York City time, on October 20, 2017, in each case unless extended or earlier terminated. The payment date for the Notes tendered by the Expiration Date is anticipated to be October 23, 2017, one business day after the Expiration Date. Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, this initial payment date when Target would make payment in same-day funds. The payment date for the Notes tendered by guaranteed delivery (as further described in the Offer Documents) is anticipated to be October 25, 2017, two business days after the initial payment date for Notes. Interest will cease to accrue on October 23, 2017 for all Notes accepted in the Tender Offers, including those tendered by guaranteed delivery, and holders tendering by guaranteed delivery will not receive interest for any portion of such two business day-period even if delivering the Notes before the end of such two business day-period.

Only registered holders of Notes are entitled to tender Notes pursuant to the Tender Offers. A beneficial owner of Notes that are held of record by a custodian bank, broker, dealer, commercial bank, trust company or other nominee must contact the nominee and request that such nominee tender such Notes on the beneficial owner’s behalf prior to the Expiration Date in order to receive the Total Consideration for the Notes.

The Tender Offers are subject to the satisfaction or waiver of certain conditions, as specified in the Offer Documents.

Target Corporation Announces Tender Offers for
Any and All of Certain Outstanding Debt Securities – Page 3 of 4

Information Relating to the Tender Offers

Copies of the offer to purchase, letter of transmittal and notice of guaranteed delivery are available immediately at the following web address: http://www.gbsc-usa.com/Target/. Holders may also obtain a copy of the Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Tender Offers, by calling toll-free at (866) 470-3900 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Tender Offers.

BofA Merrill Lynch, Deutsche Bank Securities and Goldman Sachs & Co. LLC are the dealer managers for the Tender Offers. Investors with questions regarding the Tender Offers may contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect), Deutsche Bank Securities at (866) 627-0391 (toll-free) or (212) 250-2955 (collect) or Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or (212) 902-6595 (collect). Global Bondholder Services Corporation is the tender and information agent for the Tender Offers and can be contacted at (866) 470-3900 (toll-free) or (212) 430-3774 (collect).

None of Target or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the applicable trustee with respect to any Notes is making any recommendation as to whether holders should tender any Notes in response to any of the Tender Offers, and neither Target nor any such other person has authorized any person to make any such recommendation. Holders must make their own decisions as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes. The full details of the Tender Offers for the Notes, including complete instructions on how to tender Notes, is included in the Offer Documents. Holders are strongly encouraged to read carefully the Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they will contain important information.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,816 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a

Target Corporation Announces Tender Offers for
Any and All of Certain Outstanding Debt Securities – Page 4 of 4

behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

# # #